February 28, 2006

Mail Stop 4561

By U.S. Mail and facsimile to (609) 655-5653

Joseph M. Reardon
Senior Vice President and Treasurer
1st Constitution Bancorp
2650 Route 130
P.O. Box 634
Cranbury, New Jersey 08512


Re:	1st Constitution Bancorp
	Form 10-K filed March 24, 2005
	File No. 0-32891

Dear Mr. Reardon:

      We have completed our review of your Form 10-K for the period ended December 31, 2004 and related filings. We have no further comments at this time.



						Sincerely,



						John P. Nolan
						Accounting Branch Chief
Joseph M. Reardon
1st Constitution Bancorp
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